Oculis Holding AG

Bahnhofstrasse 7

CH-6300

Zug, Switzerland

September 4, 2024 Via Edgar

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549
Attn: Tim Buchmiller

RE: Oculis Holding AG
Registration Statement on Form F-3
File No. 333-281798

Acceleration Request

Requested Date: September 6, 2024

Requested Time: 4:00 P.M. Eastern Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant (the “Registrant”) hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form F-3 (the “Registration Statement”) to become effective on September 6, 2024, at 4:00 p.m., Eastern Time, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Katie Kazem, counsel to the Registrant, at (703) 456-8043.

Very truly yours,

Oculis Holding AG

/s/ Sylvia Cheung
Sylvia Cheung
Chief Financial Officer

cc: Riad Sherif, Oculis Holding AG

Divakar Gupta, Cooley LLP

Katie Kazem, Cooley LLP